EXHIBIT 3.1C

                         Certificate of Incorporation

                                      of

                      CRITERION ATLANTIC PROPERTY, INC.


      FIRST: The name of the corporation is Criterion Atlantic Property, Inc.

      SECOND: The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100 in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

      THIRD: The nature of the business or purposes to be conducted or promoted is to carry on and to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law of the State of Delaware or by this Certificate of Incorporation together with any powers incidental thereto.

      FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $.01 par value (the "Common Stock").

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the corporation.

      4.1  COMMON STOCK.

            4.1.1 Voting. The holders of shares of Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.


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            4.1.2 Dividends. Dividends may be declared and paid on the Common
Stock from funds lawfully available therefor when and as determined by the Board of Directors.

            4.1.3 Liquidation. Upon the dissolution or liquidation of the corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive the net assets of the corporation available for distribution to its stockholders.

      FIFTH: The name and mailing address of the incorporator are as follows:

      NAME                                MAILING ADDRESS

      Bryan G. Tyson                      Sullivan & Worcester
                                          One Post Office Square
                                          Boston, Massachusetts 02109

      SIXTH: The name and mailing address of the persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualify, are:

      NAME                                MAILING ADDRESS

      C. Richard Reese                    Schooner Capital Corporation
                                          99 Bedford Street
                                          Boston, Massachusetts 02111

      Eugene B. Doggett                   Schooner Capital Corporation
                                          99 Bedford Street
                                          Boston, Massachusetts 02111

      Jas. Murray Howe                    Sullivan & Worcester
                                          One Post Office Square
                                          Boston, Massachusetts 02109

      SEVENTH:  The corporation is to have perpetual existence.

      EIGHTH: The stockholders of the corporation shall not be personally liable for the payment of the corporation's debts to any extent whatever.

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      NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of S291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of S279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

      TENTH: No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except, in addition to any and all other requirements for such liability, (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent

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provided under Section 174 of Title 8 of the Delaware Code (relating to the
General Corporation Law of the State of Delaware) or any amendment thereto or successor provision thereto, or (iv) for any transaction for which such director derived an improper personal benefit. Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

      ELEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the corporation.

      TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this fifth day of November, 1990.

                               /s/ Bryan G. Tyson
                                   ---------------------------
                                   Bryan G. Tyson


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